                                                                     EXHIBIT 2.1
                                                                     -----------


                            SHARE PURCHASE AGREEMENT
                            ------------------------

     This Share Purchase Agreement (the "Agreement") is entered into as of May
                                         ---------
23, 1997 by and among Aseco Corporation, a Delaware corporation (the "Purchaser"), the parties listed on Exhibit A-I hereto (the "Principal Sellers")
 ---------                          -----------              -----------------
and the parties listed on Exhibit A-II hereto (the "Other Sellers"). The
                          ------------              -------------
Principal Sellers and the Other Sellers are sometimes individually referred to herein as a "Seller" and, collectively as the "Sellers". 3i Group Plc, Gran
             ------                            -------
Nominees Ltd. and Devon Enterprise Fund are referred to herein as the "Institutional Sellers". Each Seller who is not as Institutional Seller is referred to herein as an "Individual Seller".
                           ------------------

                                   Recitals
                                   --------

     WHEREAS, the Sellers own the entire share capital (the "Shares") of Western
                                                             ------
Equipment Developments (Holdings) Limited, a company incorporated under the laws of England (the "Company"); and
                 -------

     WHEREAS, upon the terms and conditions set forth herein, the Sellers desire to sell, and the Purchaser desires to purchase, the Shares;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE; CLOSING

     Section 1.01.  Purchase and Sale of Shares.
     ------------   ---------------------------

     (a) Subject to the terms of this Agreement each Seller shall sell the number of Shares set out opposite his or its name on Exhibit A-I or A-II (as
                                                     -------------------
appropriate) and the Purchaser shall purchase such Shares, free from any mortgage, charge, pledge, lien, option, restriction or other security interest of any kind, any option or right of first refusal, preemption, forfeiture or call, any other right exercisable by a third party, or any other encumbrance (including encumbrances imposed and rights conferred by or under any enactment) (collectively, "Encumbrances"). The Shares shall be sold with the benefit of
                ------------
all rights which attached thereto at, or which have or will become attached thereto after, the Balance Sheet Date (as defined below).

     (b) Each Seller hereby severally covenants with the Purchaser that such Seller (i) is the legal owner of the number of Shares set out opposite his or its respective name on Exhibit A-I or A-II (as appropriate)(ii) has full right,
                       ------- ---    ----
power and title to sell such Shares free from all Encumbrances and (iii) will at his or its own cost and as soon as practicable after Closing do everything required by the Purchaser to transfer to, and vest in, the Purchaser (or its nominee) the beneficial and legal ownership of such Shares.

     (c) Except as specifically provided herein, the provisions of part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to this Agreement.

     (d) Any provisions contained in this Agreement which limit or restrict the remedies of the Purchaser hereunder (including Section 5.02 hereof) shall not apply to Sections 1.01(a) and (b) above.

     (e) The Purchaser shall not be obligated to complete the purchase of any of the Shares hereunder unless the sale of all of the Shares is completed simultaneously.

     (f) Each Seller hereby irrevocably waives any and all rights of preemption, first offer and first refusal and all similar rights, if any, that such Seller may have pursuant to the Company's Memorandum or Articles of Association or pursuant to applicable laws or pursuant to any other agreement (oral or written) relating to the Shares, so as to enable the consummation of the transactions contemplated hereby.

     Section 1.02.  Purchase Price.
     ------------   --------------

          (a) Amount.  The aggregate purchase price to be paid by the Purchaser
              ------
for the Shares (the "Purchase Price") shall be an amount equal to
                     --------------
(Pounds)3,640,000 less the sum of (i) the amount (the "Debt Adjustment Amount"),
                                                       ---------------------
if any, by which Company Indebtedness

(as defined below in this Section 1.02(a)) at Closing exceeds (Pounds)400,000 and (ii) the Net Book Value Adjustment Amount (as defined in Section 1.02(c)(iii) below). As used herein, the term "Company Indebtedness" shall mean
                                               --------------------
all indebtedness of the Company for borrowed money and under capitalized leases (including all outstanding principal, accrued interest and any fees and penalties with respect thereto), and the aggregate amount of all issued but uncleared or unpresented cheques of the Company ("Outgoing Cheques"), reduced by
                                                  ----------------
the aggregate exercise price paid in respect of the options to subscribe for Shares being exercised in conjunction with the Closing. The term "Company Indebtedness" shall not include trade credit extended in connection with the provision of goods and services. Company Indebtedness at Closing shall be determined by reference to (i) a certificate of the officer or director of the Company principally responsible for the Company's financial and accounting matters certifying as to the aggregate amount of Outgoing Cheques and (ii) a certificate of each person or entity to which Company Indebtedness is owed (other than by virtue of being the payee of an Outgoing Cheque), all of such certificates to be in a form satisfactory to the Purchaser and delivered to the Purchaser at Closing. Except as may be otherwise expressly set forth herein, all references in this Agreement to "(Pounds)" or "pounds" shall mean British pounds sterling. The sum of (Pounds)3,040,000 shall be apportioned among the Sellers as shown on Exhibit A-I and Exhibit A-II, and any Debt Adjustment Amount effective
         -----------     ------------
at Closing shall be borne by the Sellers pro rata based on the number of ordinary shares or class A ordinary shares each holds at Closing as shown on Exhibit A-I and Exhibit A-II relative to the total number of issued ordinary
-----------     ------------
shares and class A ordinary shares at Closing.

          (b) Payment; Escrow Account.  Subject to the terms and conditions of
              -----------------------
this Agreement, at the Closing, the sum of (Pounds)3,040,000 minus the Debt Adjustment Amount, if any (being part of the Purchase Price) (the "Initial
                                                                   -------
Amount") shall be paid by wire transfer of immediately available funds to the
------
Sellers' solicitors, Burges Salmon of Narrow Quay, Bristol BSI 4AH, England (the "Sellers' Solicitor"), on behalf of the Sellers, to the account listed on
 ------------------
Schedule 1.02 hereto and (Pounds)600,000 (being part of the Purchase Price)
-------------
(together with any additions thereto pursuant to Section 5.08 and interest thereon, the "Escrow Amount") shall be paid by the Purchaser and immediately
              -------------
caused to be transferred directly by the Sellers into escrow pursuant to the terms and conditions of the Escrow Agreement (as defined in

Section 4.01(e)) to fund the payment of the Total Purchase Price Adjustment Amount in accordance with Section 1.02(c)(iii) and to secure the indemnification obligations of the Sellers under this Agreement.

     (c) Post-Closing Purchase Price Adjustment.
         --------------------------------------

               (i) As soon as practicable, but not later than sixty (60) days after the Closing, the Purchaser will determine, and deliver to the Individual Seller Representatives (as defined in Section 1.06(a)) and the Institutional Sellers, a written statement of the Net Book Value (as defined below) based upon a consolidated balance sheet of the Company and its subsidiaries as of immediately prior to the Closing (the "Closing
                                                                   -------
     Balance Sheet") prepared by or on behalf of the Purchaser.  The Closing
     -------------
     Balance Sheet shall be prepared in a manner consistent with the Company's past practices; provided, however, that to the extent of any conflict
                     --------  -------
     between such past practices and generally accepted accounting practices and policies accepted in England and Wales ("GAAP"), other than with respect to
                                              ----
     the recorded value of inventory (excluding certain of the inventory referred to in the Company's management accounts as "engineering stock" or "demonstration stock" that in accordance with GAAP is properly reclassified as fixed assets ("Reclassified Fixed Assets")) and accounts receivable,
                       -------------------------
     GAAP shall prevail and be applied. The recorded value of any Reclassified Fixed Asset for purposes of the Closing Balance Sheet shall be the depreciated cost thereof as reflected in the Company's February 28, 1997 management accounts, provided such asset (A) has ongoing utility to the Company, (B) has been depreciated over a period of no longer than five (5) years and (C) the initial recorded value of such asset was determined in a manner consistent with GAAP. The recorded value of any Reclassified Fixed Asset for purposes of the Closing Balance Sheet which does not satisfy clauses (A), (B) and (C) of the immediately preceding sentence shall be determined in accordance with GAAP. "Net Book Value" shall mean the excess
                                           --------------
     of the assets of the Company and its subsidiaries on a consolidated basis (including goodwill of (Pounds)87,098) over the liabilities of the Company and its subsidiaries on a consolidated basis, each as set forth on the Closing Balance Sheet.

               (ii) The Individual Seller Representatives and the Institutional Sellers (or any of them) shall have the right to cause an independent accounting firm ("Sellers' Accountant") to review the Closing Balance Sheet
                       -------------------
     and the determination of Net Book Value. In connection therewith, the Purchaser shall provide Sellers' Accountant with access to the books, records, facilities and employees of the Company and shall cooperate with Sellers' Accountant in the performance of such audit. Within thirty (30) days of the Individual Seller Representatives' and the Institutional Sellers' receipt of the Closing Balance Sheet, each of the Individual Seller Representatives and the Institutional Sellers shall inform the Purchaser in writing that each such Individual Seller Representative and Institutional Seller (A) concurs with the Closing Balance Sheet or (B) disagrees with the Closing Balance Sheet and the determination of Net Book Value, specifying in reasonable detail the nature of the disagreement. If the parties and their independent accountants cannot resolve such disagreement within 15 days of the receipt by the Purchaser of notice of such disagreement, the Sellers' Accountant and the Purchaser's accountant, shall jointly appoint a firm of independent accountants to resolve the disagreement (the "Arbitrating Accountant"). In the event of a
                        ----------------------
     disagreement as to the appointment of the Arbitrating Accountant, the Arbitrating Accountant shall be appointed by the then President of the Institute of Chartered Accountants in England and Wales. The Arbitrating Accountant will determine the Net Book Value within thirty (30) days following such appointment and such determination shall be final and binding on the parties hereto. The cost of the Arbitrating Accountant shall be shared equally by the Sellers, on the one hand, and the Purchaser on the other. Any failure by the Individual Seller Representatives and the Institutional Sellers to object to the Closing Balance Sheet and the determination of Net Book Value within thirty (30) days of the Individual Seller Representatives' and the

     Institutional Sellers' receipt thereof shall be deemed, for all purposes hereof, to be a concurrence therewith.

               (iii) Within five days after the earlier of (A) the receipt by the Purchaser of the Individual Seller Representatives' and the Institutional Sellers' concurrence with the Closing Balance Sheet and the determination of the Net Book Value or (B) the final resolution by the parties or the Arbitrating Accountant, as the case may be, of any disagreements, the Individual Seller Representatives and the Purchaser shall jointly cause to be paid to the Purchaser from the Escrow Amount an amount equal to the sum of (1) the excess, if any, of (Pounds)477,910 over the Net Book Value (the "Net Book Value Adjustment Amount") and (2) the
                             ---------------------------------
     excess, if any, of the Debt Adjustment Amount reflected on the Closing Balance Sheet over the Debt Adjustment Amount determined in accordance with
     Section 1.02(a), plus interest from the Closing Date on the amount of such sum at the rate announced from time to time by National Westminster Bank Plc as its base rate (the "Base Rate"). The total amount payable to the Purchaser in accordance with this Section 1.02(c)(iii) is herein referred to as the "Total Purchase Price Adjustment Amount". In the event that the
                --------------------------------------
     Debt Adjustment Amount reflected on the Closing Balance sheet is less than the Debt Adjustment Amount determined in accordance with Section 1.02(a), the Purchaser shall remit an amount equal to the difference to the Sellers' Solicitor who shall in turn distribute such amount to the Sellers pro rata based on the number of ordinary shares or class A ordinary shares each holds at Closing as shown on Exhibit A-I and Exhibit A-II relative to the
                                  -----------    -------------
     total number of issued ordinary shares and class A ordinary shares at Closing.

          (d)  Incoming Cheques.  Within forty five (45) days after the Closing
               ----------------
Date, the Purchaser shall remit to the Sellers' Solicitor an amount (the

"Incoming Cheque Amount") equal to the lesser of (i) the Debt Adjustment Amount
-----------------------
(as confirmed by the Purchaser) and (ii) the amount of any cheques payable to the Company which are dated on or prior to the Closing Date and received and collected by the Company during the thirty-day period immediately following the Closing Date ("Incoming
               --------

Cheques"). The Sellers' Solicitor shall distribute the Incoming Cheque Amount to
-------
the Sellers pro rata based on the number of ordinary shares or class A ordinary shares each holds at Closing as shown on Exhibit A-I and Exhibit A-II relative
                                         -----------     ------------
to the total number of issued ordinary shares and class A ordinary shares at Closing.

     Section 1.03.  The Closing.  Completion of the purchase and sale of the
     ------------   -----------
Shares hereunder (the "Closing") will take place at 9:30 P.M. (British Summer
                       -------
Time) at the offices of Cameron McKenna, Sceptre Court, 40 Tower Hill, London EC3N 4BB, England on the date hereof. The date of the Closing is referred to herein as the "Closing Date".
               ------------

     Section 1.04.  Deliveries by the Sellers.  At the Closing, and upon
     ------------   -------------------------
satisfaction or waiver of the conditions set forth in Section 4.02 herein, the Sellers will deliver or cause to be delivered to the Purchaser or its nominee the instruments, consents, opinions, certificates and other documents to be delivered by the Sellers under Section 4.01.

     Section 1.05.  Deliveries by the Purchaser.  At the Closing, and upon
     ------------   ---------------------------
satisfaction or waiver of the conditions set forth in Section 4.01 herein, the Purchaser will deliver or cause to be delivered to the Sellers' Solicitor the documents and payment to be delivered by it under Section 4.02.

     Section 1.06.  Appointment of Individual Seller Representatives and
     ------------   ----------------------------------------------------
Sellers' Solicitor.
------------------

          (a) Each of the Individual Sellers hereby appoints David Carr and Philip Stephen Walsh as such Individual Seller's sole and exclusive agents with respect to this Agreement and the Escrow Agreement (the "Individual Seller
                                                         -----------------
Representatives"); and David Carr and Philip Stephen Walsh hereby accept such
---------------
appointment. In such capacity, the Individual Seller Representatives shall be authorized, in their sole discretion, to consent to such amendments, modifications, waivers and revisions to this Agreement and the Escrow Agreement on behalf of the Individual Sellers as the Individual Seller Representatives shall deem appropriate, and to take any and all actions on behalf of the Individual Sellers, including without limitation (i) jointly with each of the Institutional Sellers, causing the Sellers' Solicitor to deduct from the Initial Amount all fees and expenses of the Company relating to the transactions contemplated hereby, including without limitation the fees and expenses of the Sellers' Solicitor, and thereafter to distribute the balance thereof to the Sellers in accordance with
Section 1.02(a), (ii) executing closing certificates and documents as the Individual Seller Representatives shall deem appropriate, (iii) receiving communications from and sending communications to other parties hereto in connection with the matters contemplated hereby and (iv) making binding determinations regarding the operation of Article V hereof but only insofar as such determinations relate to claims against the Escrow Amount, and the signature of the Individual Seller Representatives, in each such case, shall be sufficient to evidence the approval of each of the Individual Sellers thereto. The Individual Seller Representatives shall not be liable to any Individual Seller for any action taken by the Individual Seller Representatives in good faith pursuant to this Agreement, and the Individual Sellers shall jointly and severally indemnify the Individual Seller Representatives from any losses, claims, damages and expenses arising out of their serving as agents hereunder.

          (c) The Purchaser shall not be liable to any Seller for any action taken by the Individual Seller Representatives or the Sellers' Solicitor, or for the failure of the Individual Seller Representatives or the Sellers' Solicitor to take any action, and the Purchaser shall have the right to assume the genuineness of all documents submitted to the Purchaser as having been executed by the Individual Seller Representatives or the Sellers' Solicitor. Without limiting the foregoing, payment of the Purchase Price by the Purchaser to the Sellers' Solicitor shall be deemed to be payment to the Sellers.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                                OF THE SELLERS

     The Principal Sellers hereby jointly and severally represent and warrant to the Purchaser that each of the statements contained in Sections 2.01 through
2.28 of this Article II is true and correct. Each of the Other Sellers hereby severally represents and warrants to the Purchaser that each of the statements contained in Section 2.29 of this Article II is true and correct. All representations and warranties set forth in this Article II (except for Section 2.06) shall apply to each subsidiary of the Company as if each reference to the Company was also a reference to such subsidiary.

     Section 2.01.  Organization, Power and Standing; Memorandum and Articles of
     ------------   ------------------------------------------------------------
Association.  The Company is a company duly incorporated with limited liability
-----------
and validly existing under the laws of England, with all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and to carry on the business of the Company and its subsidiaries as presently conducted (the "Business"). The copies of the Memorandum and Articles of
                --------
Association, as amended, of the Company set forth in Schedule 2.01 are true,
                                                     -------------
correct and complete.

     Section 2.02.  Foreign Qualifications.  The Company is duly qualified and
     ------------   ----------------------
authorized to do business as a foreign corporation and is in good standing (to the extent relevant) in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. As used herein, "Material Adverse Effect"
                                                        -----------------------
means a material adverse effect in the Business, assets, operations, affairs, condition (financial (including, without limitation, net book value) or otherwise) or prospects of the Company.

     Section 2.03.  Subsidiaries.  Except as set forth on Schedule 2.03, the
     ------------   ------------                          -------------
Company does not have any subsidiaries nor does the Company, directly or indirectly, own or have the right to acquire any equity interest or loan capital in any corporation, joint venture, partnership or other entity legally or beneficially.

     Section 2.04.  Validity and Enforceability.  This Agreement is, and each of
     ------------   ---------------------------
the other agreements and instruments of each Seller contemplated hereby are valid and binding obligations of each Seller enforceable against each of them in accordance with their respective terms, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of the rights of creditors, and to the extent that equitable remedies such as specific performance and injunctions are only available at the discretion of the court from which they are sought.

     Section 2.05.  Capitalization.
     ------------   --------------

          (a) The authorized, issued and outstanding share capital of the Company, and the owners thereof, are set forth in Schedule 2.05 attached hereto.
                                                  -------------
All outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.05, there are no
                                                -------------
outstanding options, warrants, rights, subscriptions, claims of any character, obligations, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character granted by the Company providing for the purchase, issuance or sale of any such shares, warrants, or rights of the Company other than as contemplated by this Agreement. No shares of the Company are issued but not allotted.

          (b) All of the Shares are owned beneficially and legally by the respective Seller specified in Schedule 2.05. The respective owners of the
                               -------------
Shares have good and valid title to such shares, free and clear of all Encumbrances, and the delivery to the Purchaser or its nominee of the Shares pursuant to the provisions of this Agreement will transfer said title thereto, free and clear of all Encumbrances. All of the Shares were offered and sold by the Company in compliance with, or exempt from, all applicable securities laws.

          (c) All of the shares of each subsidiary of the Company are owned beneficially and legally by the Company. The Company has good and valid title to such shares, free and clear of all Encumbrances. All of such shares were offered and sold by each subsidiary to the Company in compliance with, or exempt from, all applicable securities laws.

          (d) The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its equity securities. No person or entity has any right of first refusal, right of first offer, preemptive right or other similar right (i) in connection with the transfer or sale to the Purchaser or its nominee of the Shares or (ii) with respect to any future offer, sale or issuance of shares in the Company.

          (e) The offer and sale of the Shares pursuant to this Agreement will comply with or will be exempt from all applicable securities laws.

     Section 2.06.  Financial Statements.  Attached to this Agreement as
     ------------   --------------------
Schedule 2.06 are true copies of the audited consolidated accounts of the
-------------
Company and its subsidiaries for the financial periods ended April 30, 1996 and April 30, 1995 and the unaudited consolidated balance sheet of the Company and its subsidiaries (the "Balance Sheet") as of March 31, 1997 (the "Balance Sheet
                       -------------                              -------------
Date") and the related unaudited statement of operations, changes in
----
shareholders' equity and cash flows for the eleven months ended March 31, 1997 (collectively, the "Financial Statements"). Except as disclosed on Schedule
                    --------------------                            --------
2.06, the Financial Statements are correct, have been prepared in accordance
----
with GAAP, consistently applied, and fairly present, on a consolidated basis, the financial condition of the Company and its subsidiaries and the results of their operations and cash flows as of, and for the period ending on, the respective dates thereof. The unaudited Financial Statements are accompanied by a certificate, signed on behalf of the Company by the officer or director of the Company primarily responsible for financial and accounting matters, which confirms (i) that he has reviewed the unaudited Financial Statements and (ii) that they fairly present the financial condition of the Company and its subsidiaries as of such date and the results of their operations and cash flows for the period ending on such date.

     Section 2.07.  Material Adverse Changes.  Except as set forth on Schedule
     ------------   ------------------------                          --------
2.07, since the Balance Sheet Date, the Business of the Company has been
----
operated only in the usual and ordinary course consistent with past practice, and there has been no event or condition which has had, or will have, a Material Adverse Effect.

     Section 2.08.  Material Contracts.  Schedule 2.08 sets forth a complete and
     ------------   ------------------   -------------
accurate list of all of the following, whether written or unwritten (collectively, the "Contracts"):
                    ---------

          (a) contracts, purchase orders and grants involving future payment or receipt of funds in excess of (Pounds)10,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of (Pounds)10,000, including but not limited to sale and purchase agreements and distribution agreements;

          (b) contracts under which the amount payable by the Company is dependent on the revenue, income or similar measure of the Company;

          (c) licenses, leases, contracts and other arrangements with respect to any material property of the Company including without limitation all software licenses (other than those that are generally commercially available);

          (d) agreements, contracts or instruments to which the Company is a party relating to (i) the borrowing of any money, (ii) the capital lease or purchase on an installment basis of any asset involving in the aggregate more than (Pounds)30,000, or (iii) the guarantee of any of the foregoing;

          (e) agreements of the Company with any Seller or any associate (as defined in Sections 417 and 416 of the Income and Corporation Taxes Act 1988) of a Seller;

          (f) contracts which place any material limitation on the method of conducting or scope of the Business;

          (g) collective bargaining, severance, consulting, deferred compensation, benefit and similar plans and agreements;

          (h) sales representative, marketing, distribution or similar contracts to which the Company is a party; and

          (i) any other agreement material to the Company or the Business.

     The Company and the Sellers have furnished to the Purchaser copies of all of the Contracts (or, if oral contracts, have provided accurate summaries thereof). Each Contract sets forth in all material respects the entire agreement and understanding between the parties thereto. Each Contract is valid, binding and in full force and effect as against each of the parties thereto, and there is no event which has occurred or exists, which constitutes or which, with notice, the happening of any event and/or the passage of time, would constitute a material default or breach under any such contract by any party thereto, or would cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof (a

"Default").
--------

     Section 2.09.  Real Property.
     ------------   -------------

          (a) The properties described in Schedule 2.09, and any right or
                                          -------------
interest therein (collectively, the "Property") comprise all the land and
                                     --------
buildings owned, leased or occupied by the Company. The Company has exclusive, undisputed and unrestricted possession of the Property.

          (b) The Company has good and marketable title to the Property for the estate or interest set out in Schedule 2.09, free from all options, liens,
                              -------------
charges, mortgages, disputes, encumbrances, tenancies (including tenancies protected by statute or otherwise), adverse rights, informal adverse arrangements and overriding interests as defined in Section 70(1) (as amended) Land Registration Act 1925.

          (c) The Company has complied with all covenants and obligations (including statutory obligations) relating to the Property.

          (d) All necessary consents, certificates, permits and approvals have been obtained and are in force for any proposed development or use of, proposed works to or the proposed storage of any substances in, all or any part of the Property required for the Business or in respect of which the Company has incurred any expense or entered into any commitment.

          (e) True and complete copies of all leases, sub-leases, tenancy agreements, tenancies, wayleaves, licences, grants, easements, mortgages, debentures and other agreements affecting the Property have been furnished to the Purchaser and the Company has not committed any breach thereof. The Company is under no obligation or liability in respect of any claim for dilapidations arising as a result of the expiry of any lease or license under which the Company holds or has held any leasehold interest or occupied any property. The Property is not subject to any restriction against charging, letting, underletting or assignment.

          (f) There are no subsisting material entries registered against the Property or the Company or under the relevant title numbers at HM Land Registry, HM Land Charges Registry or at the Local Land Charges Registry or elsewhere affecting the Property or the Company.

          (g) There are no notices, charges, restrictions, or requirements of or agreements with any local, planning or other authority or covenants (restrictive or otherwise), exceptions, restrictions or reservations detrimentally affecting the Property or adversely affecting its value or any existing or proposed use of the Property or requiring the carrying out of works or any payment by the Company.

          (h) The Company does not have any liabilities as original tenant, assignee, guarantor under an authorized guarantee agreement as defined by the Landlord and Tenant (Covenants) Act 1995 or otherwise in respect of any premises now or previously owned or occupied by any person.

          (i) Without prejudice to the above representations and warranties, the Principal Sellers shall be liable to the Purchaser to at least the same extent as if the Property, according to its tenure, had been disposed of by the Sellers to the Purchaser for valuable consideration and in the disposition the Sellers had been expressed to make the disposition with full title guarantee and with the benefit of the implied covenants contained in part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 and the disposition had been made subject only to such Encumbrances or other interests as have been disclosed to the Purchaser.

     Section 2.10.  Personal Property.  Schedule 2.10 is a complete and accurate
     ------------   -----------------   -------------
list of each item of tangible personal property owned, leased or licensed by the Company that has a book value of at least (Pounds)20,000, indicating whether such item is owned, leased or licensed. Except as set forth on Schedule 2.10,
                                                                -------------
the Company has good title to or a valid leasehold interest in each item of personal property used by it, including all assets reflected on the Balance Sheet, free and clear of all Encumbrances except for Permitted Encumbrances.
The assets and properties of the Company include all assets currently used in the conduct of the Business by the Company and are adequate to conduct the operations of the Company as currently conducted. As used herein, "Permitted
                                                                    ---------
Encumbrance" means (a) materialmans, mechanics, and other similar liens arising
-----------
by operation of law or statute, securing obligations incurred in the ordinary course of business that are not yet due and payable, and (b) unregistered liens for taxes and assessments incurred in the ordinary course of business that are not yet due and payable.

     Section 2.11.  Tax Matters.
     ------------   -----------

          (a) The Balance Sheet properly reserves or provides for any taxation, duty, levy, charge, impost or contribution of whatever nature imposed by any jurisdiction or any statutory governmental body or official (whether federal, state, provincial or municipal authority) whatsoever thereof, whenever imposed, and any interest, surcharge, penalty or fine in relation thereto ("Taxation")
                                                                   --------
for which the Company was liable at the Balance Sheet Date whether or not the Company has or may have any right of reimbursement against any other person and the Balance Sheet properly reserves or provides for any contingent or deferred liability for Taxation.

          (b) The Company has paid all Taxation that has become due.

          (c) The Company has punctually made all such returns, given all such notices, provided all such information and maintained all such records in relation to Taxation as are required to be made or provided or maintained by the Company.

          (d) The Company has duly complied with its obligations in relation to pay as you earn and earnings-related contributions and its reporting obligations to the Inland Revenue in connection with any benefits provided to employees and directors of the Company.

          (e) The Company has sufficient records to calculate the liability to Taxation which would arise on any disposal or realization of any asset owned by the Company at the Balance Sheet Date or acquired since that date but before Closing.

          (f) The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Financial Statements.

          (g) The Company is duly registered in accordance with Value Added Tax Act 1994 ("VATA") and has made, given, obtained and kept full, correct and up-
           ----
to-date records, invoices and other documents appropriate or required for the purposes thereof and is not in arrears with any payment or returns due thereunder and has not been required by HM Customs and Excise to give security under Paragraph 4 of Schedule 11 VATA.

          (h) The Company has never been a member of a group for the purposes of
Section 43 VATA.

          (i) The Company has not been in default in respect of any accounting period for the purposes of Section 59 VATA.

          (j) Full details of any claim for bad debt relief under Section 22 Value Added Tax Act 1983, Section 11 Finance Act 1990 or Section 36 VATA made by the Company are set out or annexed to Schedule 2.11 attached hereto.
                                      -------------

          (k) All value added tax payable upon the importation of goods and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

          (l) The Company is not and does not expect to be involved in any dispute in relation to Taxation and neither the Inland Revenue, Customs and Excise or other fiscal authority concerned has investigated or, to the best of the Company's and the Principal Sellers' knowledge having made no enquiry, indicated that it intends to investigate the Company.

          (m) The value attributed to each asset of the Company reflected in the Balance Sheet on the Balance Sheet Date is such that on any disposal of any such asset for a consideration equal to such value (and disregarding any statutory right to claim any allowance or relief)(i) no liability to Taxation will arise and (ii) no balancing charge will be made on the Company.

          (n) No liability to Taxation will arise on the disposal by the Company of any asset acquired since the Balance Sheet Date but prior to Closing for a consideration equal to the consideration actually given for the acquisition.

          (o) Since the Balance Sheet Date the Company has not entered into or been a party to any transaction, otherwise than in the ordinary course of business, which will or may give rise to a liability to Taxation, and no accounting period of the Company has terminated.

          (p) The Company will not incur any liability to Taxation under Section 132 Finance Act 1988 or Sections 190 to 191 Taxation of Chargeable Gains Act 1992 ("TCGA").
       ----

          (q) Full details of all assets currently owned by the Company on or after the Balance Sheet Date in respect of which a charge to Taxation might arise under Sections 178 and 179 TCGA are set out in Schedule 2.11 attached
                                                     -------------
hereto.

          (r) Full particulars of each claim under Sections 152 to 154 TCGA made prior to the date hereof which affects any asset owned by the Company on or after the Balance Sheet Date are set out in Schedule 2.11 attached hereto.
                                            -------------

          (s) The Company has not made any repayment of share capital to which
Section 210 Income and Corporation Taxes Act 1988 ("Taxes Act") applies or
                                                    ---------
issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of part IV Taxes Act.

          (t) The Company is not liable to make any payment of interest or any annual payment for which no relief will be received by reason of Section 125 Taxes Act or Section 787 Taxes Act or by reason of it being a distribution.

          (u) The Company has made all deductions in respect, or on account, of any Taxation from any payments which it is required or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

          (v) Except as set forth on Schedule 2.11 attached hereto, the Company
                                     -------------
has never been resident outside the UK, nor has it ever carried on any trade, business or other activities outside the UK.

          (w) The Company has not, without prior consent of the relevant governmental authority, caused, permitted or entered into any of the transactions specified in Section 765 Taxes Act.

          (x) The Company has not in the six years preceding Closing been a party to any transaction in respect of which the Company would be liable to Taxation under the provisions of part XVII Taxes Act or as a result of the principle in Furniss v. Dawson, 55 TC 324.
             -----------------

          (y) The Company does not hold any shares as trading stock.

          (z) Except as provided in the unaudited Financial Statements, no event, transaction, act or omission has occurred which would result in the Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person, firm or company other than the Company.

          (aa) Schedule 2.11 attached hereto sets out full details of all claims
               -------------
for group relief under Chapter IV of part X Taxes Act and full details of all claims for the surrender of advance corporation tax under Section 240 of Taxes Act for the six years preceding the Balance Sheet Date and the Company is not liable to make any payment for any group relief or advance corporation tax surrendered to it.

          (bb) Group income elections under Section 247 Taxes Act have been made and remain in force.

          (cc) As at the Balance Sheet Date, the Company had losses in the amount set forth on Schedule 2.11 and such losses are immediately available for
                    -------------
set-off.

          (dd) The Company has never been a close company.

          (ee) There is no unsatisfied liability to inheritance tax attached or attributable to the assets of the Company or the shares of the Company and neither the assets nor the shares are subject to an Inland Revenue charge as mentioned in Section 237 Inheritance Tax Act 1984 ("IHTA").
                                                    ----

          (ff) No person has the power under Section 212 IHTA to raise any inheritance tax by sale or mortgage of or by a terminable charge on any of the Company's assets.

          (gg) The Company does not have any outstanding liability to pay development land tax by installments.

          (hh) All documents which are required to be stamped and are in the possession of the Company or by virtue of which the Company has any right have been duly stamped.

          (ii) The Company has not incurred a liability to stamp duty reserve tax since the Balance Sheet Date.

          (jj) Neither the Company nor the Purchaser will incur any liability for Taxation as a result of the transactions contemplated hereby.

          (kk) All representations, warranties, covenants and agreements of the Sellers contained in the Tax Deed delivered to the Purchaser at Closing pursuant to Section 4.01(g)(vii) are true and correct.

     Section 2.12.  Required Consents; No Defaults.  Except for the consents
     ------------   ------------------------------
specified on Schedule 2.12, no consent, order, authorization, approval,
             -------------
declaration or filing with any governmental authority or any party to a Contract is required (a) for or in connection with the execution, delivery or performance of this Agreement by the Company, (b) for or in connection with the execution, delivery or performance of this Agreement by any Seller, or (c) to prevent a Default under any Contract arising out of the sale of the Shares hereunder. Subject to obtaining the consents and other items specified on Schedule 2.12,
                                                               -------------
the execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby will not result in any violation of, be in conflict with or constitute a default under, any law, Contract, judgment, decree or order to which the Company or any Seller is a party or by which any of them is bound.

     Section 2.13.  License and Permits.  Schedule 2.13 sets forth all material
     ------------   -------------------   -------------
licenses, permits and authorizations of governmental authorities held by the Company pertaining to the Business. The Company is in compliance with all such licenses, permits and authorizations, all of which are in full force and effect. There are no other such licenses, permits or authorizations which are material to the Company or its Business.

     Section 2.14.  Pensions.
     ------------   --------

          (a) Schedule 2.14 sets forth all agreements, arrangements, customs or
              -------------
practices (whether legally enforceable or not) for the payment of or contribution towards or in respect to any pensions, allowances, lump sums or similar benefits on retirement, death, sickness or disablement for or in respect of any current or former director or employee of the Company ("Disclosed
                                                               ---------
Schemes") and no proposal has been announced to establish any other such agreement or arrangement.

          (b) In relation to each Disclosed Scheme, there are no contributions or insurance premiums payable by the Company which have fallen due but are unpaid.

     Section 2.15.  Employment Practices; Employment Agreements.
     ------------   -------------------------------------------

          (a) A true, correct and complete copy of the employment agreement, service agreement, severance agreement and similar document specifying the terms and conditions of employment for each employee of the Company (and in the case of any oral agreement, an accurate summary thereof), along with an accurate summary of the current compensation and other benefits currently paid or provided, as the case may be, to such employee (and comparable figures for such amounts paid or provided in the prior fiscal year of the Company) is attached hereto as Schedule 2.15.
          -------------

          (b) No director or employee of the Company is serving the Company on terms which either expressly or impliedly preclude the Company from lawfully terminating his employment on not more than three months' notice without compensation (other than statutory compensation) and for the purposes of assessing any notice or compensation entitlement no period of employment with any employer other than the Company fails to be taken into account.

          (c) The Company has at all times duly complied with all statutory and other legal obligations and requirements in respect of its employees and former employees.

          (d) The Company is under no obligation to make any consultancy, annuity, pension or other periodic payments (other than normal fixed salaries and wages) to any person (including but not limited to any present or former employee or director of the Company) or to make any periodic payments which will not be allowable as a deduction in computing the profits of the Company for taxation purposes. Except as set forth in Schedule 2.15, no person is
                                           -------------
remunerated by the Company on a profit sharing or commission basis.

          (e) The Company has no legal obligation to make any contributions or payments in connection with any pension, superannuation, assurance, death or disability scheme or arrangement, or to pay redundancy, gratuities, or compensation for loss of office to or in respect of any ex-directors or ex-employees of the Company or others or their dependants and no such obligation has arisen or will arise on or prior to Closing in respect of directors or employees of the Company or their dependants.

          (f) Neither the Company nor any of its employees is involved in any industrial dispute, and there are no facts known to the Company or the Sellers which indicate that there may be any industrial dispute involving the Company or that the sale of the Shares may lead to any such industrial dispute.

          (g) To the best of the Company's and the Principal Sellers' knowledge (having made no enquiry), no employee is a member of any trade union. No trades unions are recognized by the Company for any purpose and the Company is not a party to any collective or other group wage bargaining arrangements.

          (h) None of the activities of the Company are within the scope of any order under the Industrial Training Act 1982 nor has there been any indication that any such order is being considered or may be made.

     Section 2.16.  Intellectual Property.
     ------------   ---------------------

          (a)  For the purpose of this Section:

          "Intellectual Property" means all patents, trademarks, service marks,
           ---------------------
designs, trade names, business names, copyrights, topography rights, design rights, Know-How (as defined below), trade secrets and all other industrial or commercial monopoly rights, intellectual property rights and rights or forms of protection of the same or of a similar or equivalent nature or effect which may subsist anywhere in the world whether or not registered or capable of registration and together with all applications for registration of and rights to apply for any of the foregoing; and

          "Know-How" means all information, data and methodology not at present
           --------
in the public domain and all financial, commercial, trade and business secrets of whatever nature and in whatever form without limitation.

          (b) The Company's Intellectual Property:

               (i) is exclusively and absolutely vested in, beneficially owned by, or validly granted to, the Company free from any Encumbrance; and

               (ii) comprises all the Intellectual Property required by the Company to carry on the Business as now constituted, or required for or in connection with the use, application or supply of the products and services currently produced or supplied by the Company.

          (c) Except for the Intellectual Property set out in Schedule 2.16, the
                                                              -------------
Company does not own, use or rely on, or require to own, use or rely on for the proper conduct of its business, any Intellectual Property.

          (d) The Company has the exclusive right to use, exploit, disclose and derive benefit from the Company's Intellectual Property. No right or license has been granted to any person to use in any manner or to do anything which would or might otherwise infringe any of the Company's Intellectual Property and no act has been done or omitted to be done which will or might result in any of the Company's Intellectual Property ceasing to be valid, in force and enforceable or which might result in the cancellation, revocation, rectification or modification of the same.

          (e) To the best of the Company's and the Sellers' knowledge, the Company does not in carrying on its business use any Intellectual Property under license, or infringe any Intellectual Property rights; and no claim against the Company in respect of any infringement of any Intellectual Property or which challenges the validity or the Company's ownership of or exclusive right to use, exploit, disclose or derive benefit from any Intellectual Property has been made, threatened or indicated.

          (f) The Company is not a party to any secrecy, confidentiality or other agreement which may restrict its use or disclosure of any Know-How.

          (g) No disclosure has been made to any third party of any Know-How of the Company or relating to the Company save as is necessary in the ordinary course of its normal trading and subject to valid obligations upon the third party not to use or disclose the same.

          (h) To the best of the Company's and the Sellers' knowledge, there is and has been no infringement of any of the Company's Intellectual Property.

          (i) The Company does not use, or otherwise carry on its business under, any name other than its corporate name and the names "WED", "ORBIS", "Microloader", "Macrospec", "Microsorter" and "AML".

     Section 2.17.  Accounts Receivable.  Set forth on Schedule 2.17 are a list
     ------------   -------------------                -------------
of all accounts receivables of the Company, and an aging schedule relating thereto, each as of March 31, 1997. Such accounts receivable are, and any accounts receivable arising between such date and the Closing Date will be, valid and subsisting (or collected) and all such accounts receivable ("Accounts
                                                                       --------
Receivable") arose in the ordinary and usual course of the Company's business.
----------
The Accounts Receivable are not subject to any counterclaim, set-off, defense, security interest, claim or other encumbrance. Except to the extent of any reserve therefor on the Balance Sheet, 75% of the aggregate amount of the Accounts Receivable reflected on the Closing Balance Sheet will be collected on or before 90 days after the Closing Date and the remaining 25% will be collected on or before the first anniversary of the Closing Date.

     Section 2.18.  Regulatory and Legal Compliance.  The Company is in
     ------------   -------------------------------
compliance with all laws, judgments, decrees and orders applicable to it. Except as set forth on Schedule 2.18, no governmental or regulatory authority
                       -------------
or other person or entity has alleged any violation or noncompliance with any law, judgment, decree or order with respect to the Company or the Business.

     Section 2.19.  Insurance.  Schedule 2.19 sets forth all insurance policies
     ------------   ---------   -------------
under which the Company and its assets are insured, all of which are valid and in full force. All premiums due to date under such policies have been paid, and no default exists thereunder. The insurance listed on Schedule 2.19 is in
                                                       -------------
amounts adequate to cover losses on physical assets. Neither the Company nor any of the Sellers has received, since January 1, 1996, notice of any proposed material increase in the premiums payable for coverage, or proposed material reduction in the scope (or discontinuation entirely) of coverage, under any of such insurance policies.

     Section 2.20.  Litigation.  Except as set forth on Schedule 2.20, there is
     ------------   ----------                          -------------
no action, suit, proceeding or investigation before any court, arbitrator or governmental authority, pending or, to the best of the Principal Sellers' knowledge having made no enquiry, threatened against (a) the Company, (b) any of the Sellers with respect to the Business, or (c) any officer, director or employee of the Company in relation to the Business.

     Section 2.21.  Proprietary Information of Third Parties. Except as set
     ------------   ----------------------------------------
forth on Schedule 2.21, no third party has claimed or, to the Company's and each
         -------------
Seller's knowledge, has reason to claim that any person employed by the Company has (a) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or
(c) interfered or may be interfering in the employment relationship between such third party and any of its employees. No person or entity employed by the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any other person or entity in connection with the Business.

     Section 2.22.  Environmental Matters.  The use of the premises and assets
     ------------   ---------------------
of the Company, the occupancy and operation thereof, and the conduct by the Company of its operations and Business are in compliance in all material respects with all applicable laws relating to pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this Section, "hazardous substance" shall mean any substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any law.

     Section 2.23.  Absence of Undisclosed Liabilities.  Except for (a) actual
     ------------   ----------------------------------
or contingent liabilities or obligations(including accounts payable and accrued expenses) disclosed in the Balance Sheet, and other liabilities incurred in the ordinary course of business since the Balance Sheet Date, and (b) actual or contingent liabilities or obligations under Contracts and other contracts entered into in the ordinary course of business, the Company does not have any claims, indebtedness, liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due.

     Section 2.24.  Brokers, Etc. No finder, broker, agent, financial advisor or
     ------------   ------------
other intermediary has acted on behalf of any Seller or the Company in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

     Section 2.25.  Banking Relations; Powers of Attorney.  All material
     ------------   -------------------------------------
arrangements which the Company has with any banking institution are described on

Schedule 2.25 indicating with respect to each of such arrangements the type of
-------------
arrangement maintained and the person or persons authorized in respect thereof. The Company has not granted a power of attorney or other banking authority to any person except as indicated on Schedule 2.25.
                                  -------------

     Section 2.26.  Warranty Claims.  Except as set forth on Schedule 2.26, the
     ------------   ---------------                          -------------
Company has not made any guarantee, representation or warranty to its customers or to any other person with respect to products sold or services delivered by the Company (collectively, "Warranties"). The value and substance of all claims
                            ----------
made by any person within each of the last two years under Warranties is described on Schedule 2.26).
             -------------

     Section 2.27.  Inventory.  All of the inventories and supplies (stock)
     ------------   ---------
reflected on the Balance Sheet and on hand as of the Closing (collectively, the "Inventory") consist of items of quality and quantity usable or resalable in the
 ---------
normal course of Business. Since the Balance Sheet Date, the Company has continued to replenish the Inventory in a normal and customary manner consistent with past practice. There is no Inventory that is damaged or obsolete or that will not be sold in the ordinary course of business within twelve months following the Closing Date (excluding Reclassified Fixed Assets (as defined in
Section 1.02(c)). Neither the Company nor any Seller has received any notice that the Company may experience in the future any difficulty in obtaining, in the desired quantity and quality and at reasonable prices and upon reasonable terms and conditions, the Inventory or any other materials, supplies or equipment required for the Business.

     Section 2.28.  Disclosure.  The representations, warranties and other
     ------------   ----------
statements of the Company and the Sellers contained in this Agreement, the Disclosure Letter (as defined in Section 6.14), the Escrow Agreement and the other documents, certificates and instruments delivered pursuant hereto or thereto at the Closing as of the date hereof or as of the Closing Date to the Purchaser by or on behalf of the Company or the Sellers, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof.

     Section 2.29.  Other Sellers' Representations and Warranties.
     ------------   ---------------------------------------------

          (a) This Agreement and each of the other agreements and instruments of such Other Seller contemplated hereby is the valid and binding obligation of or on such Other Seller enforceable against such Other Seller in accordance with its respective terms, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of the rights of creditors, and to the extent that equitable remedies such as specific performance and injunctions are only available at the discretion of the court from which they are sought.

          (b) All of the Shares specified on Schedule 2.05 to be sold hereunder
                                             -------------
by such Other Seller to the Purchaser are owned legally by such Other Seller. Such Other Seller has good and valid title to such shares, free and clear of all Encumbrances, and the delivery to the Purchaser or its nominee of the stock transfer forms in respect of the Shares of such Other Seller pursuant to the provisions of this Agreement will, subject to the same being duly stamped with the appropriate ad valorem duty, transfer good and valid title thereto, free and clear of all Encumbrances.

          (c) No consent, order, authorization, approval, declaration or filing with any governmental authority or any party to a Contract is required for or in connection with the execution, delivery or performance of this Agreement by such Other Seller. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby will not result in any violation of, be in conflict with or constitute a default under, any law, Contract, judgment, decree or order to which such Other Seller is a party or by which such Other Seller is bound.


                                  ARTICLE III
                           COVENANTS OF THE SELLERS

     Section 3.01.  Confidentiality.  Following the Closing, the Sellers shall
     ------------   ---------------
hold in confidence all knowledge and information of a proprietary or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the express prior written consent of the Purchaser, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by a Seller, (b) as necessary to file tax returns or other required reports with governmental agencies, regulatory authorities or the London Stock Exchange, as otherwise required by law or to enforce this Agreement, (c) for information that is lawfully and independently obtained by a Seller after the Closing from a third party without restriction as to disclosure or use by such Seller or is disclosed or used by a Seller only to the extent permitted by restrictions imposed by such third party or (d) for information that is independently developed by a Seller after the Closing without reference to information of a proprietary or confidential nature with respect to the Business or the Company known to such Seller prior to the Closing.

     Section 3.02.  Non-competition.
     ------------   ---------------

          (a) Each Director (as hereinafter defined) covenants with the Purchaser that he will not directly or indirectly, or as a shareholder, partner, employee, consultant or other owner or participant in any business entity, for a period of two years after the Closing Date: (i) engage, or assist any other person or entity to engage, in a business that competes with the Company's Business; (ii) use, or assist any other person in the use of, customer lists of the Company for any purpose; or (iii) solicit or endeavor to entice away from the Purchaser or the Company, or otherwise materially interfere with the business relationship of the Purchaser or the Company with, any person who is, or was during the two-year period prior to the Closing Date, employed by or associated with the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prevent any Director from investing or trading in any entity that competes with the Company's Business if such investment represents not more than 2% of the issued and outstanding securities of any class of such entity. "Director" shall mean each of the
                                         --------
individuals listed on Schedule 3.02 hereto.
                      -------------

          (b) Each Director who, after Closing, will remain connected with the Company as a director, employee, consultant, agent or otherwise hereby agrees that the provisions of Section 3.02(a) hereof shall apply and continue in force for so long as such Seller remains connected with the Company as aforesaid and for a period of two years thereafter.

          (c) Each Director hereby covenants with the Purchaser that he will not at any time, in relation to any business, directly or indirectly use or allow to be used (other than by the Company) any trade or corporate name used by the Company at the date hereof or any name similar thereto or which is intended or likely to be confused therewith.

          (d) The Directors acknowledge that they consider the covenants and provisions of this Section 3.02 to be necessary to protect the goodwill of the business carried on by the Company and a factor on which the consideration payable by the Purchaser is based, but if any of such covenants or provisions are held to be void of invalid but would not have been so held if part of the wording were deleted or its extent reduced or modified, or if the period or area or nature of any such restriction were reduced, then such restriction or provision shall apply with such modification as may be reasonably necessary to make the same valid and enforceable.

          (e) If there is any provision of this Agreement, or of any agreement or arrangement of which this Agreement forms part, which causes or would cause this Agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976, then that provision shall not take effect until the day after particulars of this Agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to Section 24 of that Act.

     Section 3.03.  Injunctive Relief; Limitation on Scope.  Each Seller
     ------------   --------------------------------------
acknowledges that any breach or threatened breach of the provisions of Section
3.01 or 3.02 of this Agreement will cause irreparable injury to the Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser shall be entitled, in addition to the exercise of other remedies, to injunctive relief, without necessity of posting a bond, restraining any Seller and the Company from committing such breach or threatened breach.


                                  ARTICLE IV
                             CONDITIONS TO CLOSING

     Section 4.01.  Conditions to Obligations of the Purchaser. Unless waived in
     ------------   ------------------------------------------
writing by the Purchaser, the obligation of the Purchaser hereunder to complete the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Licenses, Consents, etc. Received.  The Company, the Sellers and
              ---------------------------------
the Purchaser shall have obtained all consents, licenses, approvals and permits listed on Schedule 2.12 and no such consent, license, approval or permit shall
          -------------
have been withdrawn or suspended.

          (b) No Injunction.  The completion of the
              -------------
transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

          (c) Certificates; Documents.  The Purchaser shall have received from
              -----------------------
the Company copies of each of the following: (i) certified copies of the Memorandum and Articles of Association for the Company and each of its subsidiaries; and (ii) certified copies of the Certificate of Incorporation of the Company and each of its subsidiaries.

          (d) Opinion of Sellers' Solicitor.  The Purchaser shall have received
              -----------------------------
an opinion of Sellers' Solicitor, dated as of the Closing Date, in form and substance satisfactory to the Purchaser.

          (e) Escrow Agreement.  The Purchaser and the Individual Seller
              ----------------
Representatives shall have entered into an Escrow Agreement in the form of

Exhibit 4.01(e) hereto (the "Escrow Agreement").
---------------              ----------------

          (f) Debt Adjustment Amount Certificates.  The Purchaser shall have
              -----------------------------------
received each of the certificates referred to in Section 1.02(a).

          (g) Additional Conditions.  The Sellers shall have delivered to (or
              ---------------------
made available to the satisfaction of) the Purchaser:

               (i) definitive certificates for the Shares together with stock transfer forms in respect thereof duly executed by the registered holders thereof in favor of the Purchaser (or as it may direct) or, as the case may be, a deed of indemnity for a lost certificate for Shares, in form and substance satisfactory to the Purchaser;

               (ii) such consents or documents (if any) as may be required to give evidence of the title of the transferor to the Shares and his or its capacity to sell or transfer such Shares;

               (iii) written resignations of such members of the board of directors of the Company and its subsidiaries as the Purchaser may request;

               (iv) the written resignation (in duplicate) of the auditors of the Company and of each of its subsidiaries (to take effect from Closing) together with a statement complying with Section 394(1) Companies Act 1985 and an acknowledgment that they have no claims against the Company or any of its subsidiaries, whether in respect of fees or otherwise;

               (v) releases in agreed form executed as a deed by the members of the boards of directors and officers of the Company and each of its subsidiaries, releasing the Company and each of its subsidiaries from all claims whether by way of compensation, remuneration, redundancy payments, pension rights or otherwise, except only for accrued remuneration and reimbursable business expenses (if any) up to Closing;

               (vi) service agreements in agreed form between the Company and Phillip Walsh, Ian Burnett, Michael Andrew, Nigel Birch, Trevor Norman and Adrian Norman, duly executed and delivered by each of the foregoing;

               (vii) a deed in form and substance satisfactory to the Purchaser, executed by each Principal Seller (the "Tax Deed");
                                                        --------

               (viii) the seal, certificate of incorporation and statutory books, duly written up-to-date, of the Company and each of its subsidiaries;

               (ix) all documents of title to the Property and to any Intellectual Property and such other documents or papers which relate in any way to the business of the Company as the Purchaser may reasonably request;

               (x) certificates from each of the banks at which the Company and each of its subsidiaries maintain accounts of the amounts standing to the debit or credit of such accounts at the close of business on the day preceding Closing;

               (xi) all cheque books and bank mandates of the Company and all charge, credit or cash cards issued in the name of the Company and each of its subsidiaries.

          (h) Power of Attorney.  If this Agreement is executed by any person on
              -----------------
behalf of a Seller by virtue of a power of attorney granted to such person by such Seller, a copy of each such power of attorney, in form and substance satisfactory to the Purchaser and its counsel, shall be delivered at the Closing.

     Section 4.02.  Conditions to Obligations of the Sellers. Unless waived in
     ------------   ----------------------------------------
writing by the Individual Seller Representatives and the Institutional Sellers, the obligation of each Seller hereunder to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Purchase Price.  The Purchaser shall have paid the Purchase Price
              --------------
pursuant to Section 1.02 hereof.

          (b)  Escrow Agreement.  The Purchaser and the Individual Seller
               ----------------
Representatives shall have entered into the Escrow Agreement.

          (c) Tax Deed.  The Purchaser shall have delivered to the Individual
              --------
Seller Representatives a counterpart of the Tax Deed duly executed by the Purchaser.

                                   ARTICLE V
                SURVIVAL; INDEMNIFICATION; ADDITIONAL COVENANTS

     Section 5.01.  Survival; Additional Covenants.
     ------------   ------------------------------

          (a) The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation made by the Purchaser. No action for a breach of the representations and warranties contained herein shall be brought after June 30, 1998, except for (i) claims arising out of breaches of the representations and warranties contained in Sections 2.05 and 2.29(b) (which shall survive indefinitely) and Sections 2.11 and 2.14 (which shall survive until the expiration of the applicable statute(s) of limitations and (ii) other claims of which the Individual Seller Representatives and the Institutional Sellers have been notified with reasonable specificity by the Purchaser by June 30, 1998. Any claim made by an Indemnified Party (as hereinafter defined) (other than claims arising out of breaches of Sections 2.05, 2.11, 2.14 and 2.29(b)) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of six (6) months after the date such claim was made by the Indemnified Party unless arbitration proceedings in respect thereof have been commenced against one or more Sellers; provided, however, that the foregoing
                                       --------  -------
shall not apply if any such
delay was caused by a breach of a Seller of the provisions of Section 6.06 hereof.

          (b) Each warranty and representation herein shall be construed independently of any other to the intent that the meaning and effectiveness of any one warranty or representation shall not be restricted by reference to any other warranty or representation.

          (c) Where the same circumstances could give rise to a claim both for breach of warranty and representation herein and under the Tax Deed, then:

               (i) the Purchaser shall be entitled to claim in respect of either or both; and

               (ii) in calculating sums payable in respect of any breach of warranty or representation, account shall be taken of sums paid by the Sellers under the Tax Deed and vice versa.

          (d) No claim by the Purchaser shall be prejudiced or reduced in consequence of any information relating to the Company (other than, in relation to a claim under the warranties and representations herein, information disclosed to the Purchaser in a schedule attached hereto as provided herein) which may have come or may hereafter come to the knowledge of the Purchaser or its advisers and it shall not be a defense to any claim against the Sellers that the Purchaser knew or ought to have known or had constructive knowledge (except as aforesaid) of all or some of the circumstances giving rise to such claim.

          (e) The Sellers shall not (in the event of any claim made against any of them in connection with the sale of the Shares to the Purchaser) make any claim against the Company or any of its subsidiaries or against any director or employee of the Company or any of its subsidiaries on whom they have relied before agreeing to any term of this Agreement or the Tax Deed or authorizing any statement in a schedule attached hereto.

          (f) Where any warranty, representation or other statement contained in this Agreement is qualified by a reference (howsoever expressed) to the awareness, knowledge, information or belief of the person by whom such warranty, representation or statement is given or made, such person shall be deemed (except where otherwise expressly provided to the contrary) to have given to the Purchaser an additional warranty and representation that, or to the effect that, he has made due and careful enquiry regarding, and where reasonably possible verified, all facts and circumstances relevant to such warranty.

     Section 5.02.  Limits on Claims.
     ------------   ----------------

          (a) Except in the case of fraud or wilful non-disclosure, the remedies provided by this Article V shall be the exclusive remedies of the parties to this Agreement with respect to any losses arising from a breach of the representations, warranties and covenants contained in this Agreement.

          (b) In addition, the sole and exclusive remedy for any claim under
Section 1.02 and/or any claim for indemnification under this Article V by Indemnified Parties (as defined in Section 5.03), other than a claim based on a breach of (i) Sections 2.05, 2.11, 2.29(b) or 6.02, or (ii) the Tax Deed, shall be limited to a withdrawal from the escrow established pursuant to the Escrow Agreement in the manner set forth therein.

          (c) The Principal Sellers shall have no obligation to indemnify any Indemnified Party for any item of Loss unless all such individual items exceed (Pounds)25,000; provided, however, that this limitation shall not apply to any
                --------  -------
claim for indemnification based on a breach of Section 1.02(c)(iii), 2.05, 2.29(b) or 6.02.

          (d) The Principal Sellers' obligation to indemnify an Indemnified Party shall be reduced:

               (i) by the amount of any insurance proceeds received by the Indemnified Party because of the applicable Loss (as defined in Section
     5.03 below), provided that such proceeds relate to an insurance policy in force prior to the Closing Date;

               (ii) to the extent that such obligation results from a change made by the Purchaser after the Closing in the Company's accounting policies unless such change was made by the Purchaser in order to comply with GAAP where such policies were, prior to Closing, not in compliance with GAAP;

               (iii) to the extent that such obligation arose as a result of or is otherwise attributable to (x) any legislation not in force at the date hereof or any change of law or administrative practice having retrospective effect which comes into force after the date hereof, (y) any increase in the rates of taxation in force at the date hereof or (z) the Purchaser or the Company disclaiming following the Closing Date any part of the benefit of capital or other allowances against Taxation validly claimed prior to the Closing Date;

               (iv) to the extent of any tax benefit actually realized by the Indemnified Party with respect to a Loss (as defined in Section 5.03) for which indemnification is sought hereunder.

          (e) The Principal Sellers' indemnity obligations hereunder in respect of the matter referenced in clause (ii) of the first sentence of Section 5.03 shall be limited to (Pounds)74,000.

          (f) The Principal Sellers' liability in respect of a claim made after June 30, 1998 based on breach of the representations, warranties and covenants contained in Section 2.11 or the Tax Deed shall be limited to the total amount distributed to the Sellers from the Escrow Amount.

     Section 5.03.  Indemnification by Sellers.  Subject to the limitations set
     ------------   --------------------------
forth in Section 5.02, to the extent applicable, the Principal Sellers hereby jointly and severally indemnify and hold the Purchaser and its officers, directors, employees, representatives and agents (each an "Indemnified Party")
                                                           -----------------
harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses and all related costs and expenses (including legal fees and expenses) and all costs of collection (collectively "Losses"), arising out of
                                                     ------
(i) any breach of the representations, warranties, covenants or agreements of the Sellers set forth herein; (ii) the current dispute between the Company and the Dawson Company regarding certain commissions allegedly owed the Dawson Company by the Company; (iii) the failure of the Company to sell in the ordinary course any Inventory (as defined in Section 2.27), excluding Reclassified Fixed Assets, within twelve months following the Closing Date and (iv) the failure of the Company to collect 75% of the aggregate amount of the Accounts Receivable reflected on the Closing Balance Sheet (net of any reserve therefor on the Balance Sheet) on or before 90 days after the Closing Date, and the remaining 25% on or before the first anniversary of the Closing Date. For purposes of clause (iii) of the immediately preceding sentence, the Loss associated with any item of Inventory not sold within the prescribed period shall be deemed equal to the recorded value of such item on the Closing Balance Sheet. For purposes of clause (iv) of the first sentence of this Section 5.03, the Loss associated with any Account Receivable not collected within the prescribed period shall be deemed equal to the full amount of such Account Receivable. Subject to the limitations set forth in Section 5.02, to the extent applicable, each of the Other Sellers hereby severally indemnifies and holds the Indemnified Parties harmless from and against all Losses arising from a breach of the representations and warranties made by such Other Seller in
Section 2.29. Except as provided in the immediately preceding sentence and notwithstanding any other provision of this Agreement, the Other Sellers shall have no liability under this Agreement.

     Section 5.04.  Procedure for Indemnification of Direct Claims.  If any
     ------------   ----------------------------------------------
Indemnified Party becomes aware of any claim for indemnification (a "Claim"),
                                                                     -----
other than in respect of third party claims, that it wishes to make against any Seller, the Indemnified Party shall promptly give notice of such Claim to the Seller or, if the Indemnified Party seeks recovery for such claim entirely from the Escrow Amount, to the Individual Seller Representatives. Such notice shall specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The person or persons to whom notice of a Claim is required to be given under this Section 5.04 is herein referred to as the "Indemnifying Party."
                                                      ------------------

     The Indemnifying Party shall have 30 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. If the Indemnified Party and the Indemnifying Party agree at or before the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay or, if the Individual Seller Representatives are the Indemnifying Party, immediately cause to be paid from the Escrow

Amount, to the Indemnified Party, the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration pursuant to
Section 6.06 hereof.

     Section 5.05.  Procedures for Indemnification of Third Party Claims.  An
     ------------   ----------------------------------------------------
Indemnified Party seeking indemnification hereunder with respect to a third party claim will give the Indemnifying Party timely written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a

"Third Party Claim") in respect of which the Indemnified Party is entitled to
------------------
indemnification hereunder. Such notice shall specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Third Party Claim, if known.

          The Indemnifying Party shall have the right, by the giving notice to the Indemnified Party within 90 days after receipt of notice from the Indemnified Party of a Third Party Claim, stating that the Indemnifying Party is responsible for such Third Party Claim, at the Indemnifying Party's expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim and to have the Indemnifying Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifying Party. If the Indemnifying Party has not given such notice to the Indemnified Party within 10 days after receipt of notice from the Indemnified Party of a Third Party Claim, the Indemnified Party shall be entitled to defend against, negotiate, settle or otherwise deal with any Third Party Claim until such time (not later than 90 days after such notice) as notice is given pursuant to the preceding sentence. If notice is given pursuant to the first sentence of this paragraph, the Indemnifying Party, as a condition to being entitled to exercise its rights under such sentence, shall reimburse the Indemnified Party for all costs and expenses incurred by it with respect to such Third Party Claim prior to such assumption by the Indemnifying Party. The Indemnified Party may participate in any proceeding with counsel of its choice and at its expense. If the Indemnifying Party, having elected to assume control of any Third Party Claim, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

          The Indemnifying Party may not enter into a settlement of any Third Party Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If any proposed settlement requires more than a monetary payment, the Indemnified Party will not unreasonably withhold its consent to any such settlement.

          The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

     Section 5.06.  Mitigation.  The Purchaser will take all reasonable steps to
     ------------   ----------
mitigate any Loss suffered by it arising out of any breach of the representations, warranties, covenants, or agreements of the Sellers set forth herein.

     Section 5.07.  Purchase Price Adjustment.  The satisfaction by the Sellers
     ------------   -------------------------
of any claim hereunder shall be deemed to be a corresponding reduction in the consideration paid by the Purchaser for the Shares.

     Section 5.08.  Accounts Receivable Collection.  The Purchaser covenants and
     ------------   ------------------------------
agrees to use commercially reasonable efforts to collect the Accounts Receivable. "Commercially reasonable efforts to collect" as used herein shall not be interpreted to require the Purchaser to initiate any legal proceedings for the collection of Accounts Receivable or the defense of any claims by an account debtor but shall be interpreted to include other past practices of the Company utilized in the ordinary course of business in connection with the collection of accounts receivable. If prior to the first anniversary of the Closing Date the Purchaser collects an Account Receivable which was not collected on or before 90 days after the Closing Date and which gave rise to a previous recovery from the escrow established under the Escrow Agreement (as a result of clause (iv) of the first sentence of Section 5.03 or a breach of the representation contained in Section 2.17), the Purchaser shall remit to the escrow the amount of such previous recovery from the escrow with respect thereto, plus interest on any such amount not remitted to the escrow within ten
(10) days after collection of the related Account Receivable, such interest to accrue, from and after such ten (10) days and until such amount is remitted to escrow, at the Base Rate (as defined in Section

1.02(c)). In addition, if the Purchaser asserts a claim based on an uncollected Account Receivable and recovers the amount of such claim from the escrow established under the Escrow Agreement (and does not subsequently remit such amount to the escrow in accordance with the immediately preceding sentence), the Purchaser will transfer without recourse all of the Purchaser's rights in such Account Receivable to the Sellers (but only to the extent of any previous recovery from escrow with respect thereto which was not subsequently remitted to the escrow) at the later of (i) the first anniversary of the Closing Date and
(ii) the time of such recovery from escrow.

     Section 5.09.  Sale of Slow-Moving Inventory. If in respect of a particular
     ------------   -----------------------------
item of Inventory the Purchaser recovers for an indemnity claim based on clause
(iii) of the first sentence of Section 5.03 and prior to the second anniversary of the Closing Date the Purchaser sells such item of Inventory, the Purchaser shall promptly remit the proceeds of such sale (but only to the extent of any previous recovery from escrow with respect thereto) to the Sellers' Solicitor. The Sellers' Solicitor shall distribute the amount so remitted to the Principal Sellers pro rata based on the number of ordinary shares or class A ordinary shares each holds at Closing and as shown on Exhibit A-I and Exhibit A-II
                                             -----------     ------------
relative to the total number of issued ordinary shares and class A ordinary shares at Closing.



                                  ARTICLE VI
                                 MISCELLANEOUS

     Section 6.01.  Notices.  Any notices or other communications required or
     ------------   -------
permitted to be given hereunder shall be sufficiently given if delivered in person or mailed by registered or certified mail, return receipt requested, addressed as follows:

     To the Purchaser:   Aseco Corporation
                         500 Donald Lynch Boulevard
                         Marlborough, Massachusetts  01752
                         U.S.A.
                         Attention: President
                         with a copy to:


                         Robert V. Jahrling
                         Choate, Hall & Stewart
                         Exchange Place
                         53 State Street
                         Boston, Massachusetts  02109
                         U.S.A.

     To the Sellers:     at their respective addresses set forth on Exhibit A-I
                                                                    -----------
     or Exhibit A-II hereto.
     -----------------------

                         with a copy to:

                         David Marsh
                         Burges Salmon
                         Narrow Quay House
                         Narrow Quay
                         Bristol BS1 4AH
                         England

     Section 6.02.  Expenses; Distribution of Proceeds of Purchase Price.  All
     ------------   ----------------------------------------------------
legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "Costs and Expenses") shall be
                                               ------------------
paid by the party incurring such Costs and Expenses, except as otherwise provided herein. In particular, the Costs and Expenses of legal counsel, accountants and other advisors, and any brokers, finders, investment bankers or other similar intermediaries, to each party shall be borne by such party;

provided, however, that all Costs and Expenses incurred by the Company on behalf
--------  -------
of the Sellers shall be the liability of and shall be borne by the Principal Sellers and the Principal Sellers hereby jointly and severally indemnify the Company and the Purchaser therefor.

     Section 6.03.  Successors and Assigns; Amendments and Waivers.  This
     ------------   ----------------------------------------------
Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that neither this Agreement nor any right hereunder may be assigned by any party without the written consent of the Purchaser, the Individual Seller Representatives and the Institutional Sellers, except that the Purchaser may assign its rights to purchase the Shares prior to Closing to any one or more of its subsidiaries and after the Closing the Purchaser or its subsidiaries may assign its rights hereunder to any successor to all or any substantial portion of its business, provided that the Purchaser shall remain liable with respect to all of the Purchaser's obligations hereunder. This Agreement may be modified or amended only by an agreement in writing signed by the Purchaser, the Individual Seller Representatives and the Institutional Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

     Section 6.04.  Counterparts.  This Agreement may be executed in two or more
     ------------   ------------
counterparts, and with counterpart signature pages, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 6.05.  Headings.  The headings of Articles, Sections, Exhibits and
     ------------   --------
Schedules herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 6.06.  Governing Law; Dispute Resolution.
     ------------   ---------------------------------

          (a) This Agreement and any amendment hereof and any waiver or consent hereunder shall be governed by and interpreted and construed in accordance with the law of England.

          (b) The parties shall attempt to resolve any dispute under this Agreement amicably by mutual agreement. Any such dispute which cannot be resolved by agreement shall be finally resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") by three arbitrators. The Purchaser shall appoint one
           ---
arbitrator and the Individual Seller Representatives shall appoint one arbitrator (the "Sellers' Arbitrator"); provided, however, that if the dispute
                 -------------------    --------  -------
involves a claim by the Purchaser against any Seller with respect to which the Purchaser is not seeking recovery exclusively from the Escrow Amount, then the Sellers' Arbitrator must be approved by such Seller.

          (c) The two arbitrators thus appointed shall appoint the third arbitrator. If a party fails to appoint its arbitrator within a period of fifteen (15) days after the other party has appointed its arbitrator, or if the two arbitrators cannot agree on the third arbitrator within a period of twenty (20) days after appointment of the second arbitrator, then the arbitrator of the failing party and/or the third arbitrator shall be appointed by the Court of Arbitration of the ICC. The place of arbitration shall be London, England. The decision and award of the arbitral tribunal shall be final and binding and shall be enforceable in any court of competent jurisdiction in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. In any action or proceeding brought by a party to enforce this Agreement or any arbitral award rendered pursuant thereto, the prevailing party shall be entitled to recover the costs and expenses (including, but not limited to, legal fees and expenses) incurred by the prevailing party in connection with that action or proceeding.

          (d) Notwithstanding the foregoing provisions of this Section 6.06, any dispute concerning Section 3.01 or 3.02 of this Agreement in which injunctive relief is sought may be brought in any court having jurisdiction to hear and resolve such dispute.

     Section 6.07.  No Waiver.  No failure to exercise and no delay in
     ------------   ---------
exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

     Section 6.08.  Integration.  This Agreement, together with Exhibits and
     ------------   -----------
Schedules hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

     Section 6.09.  Limitation on Scope of Agreement.  If any provision of this
     ------------   --------------------------------
Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

     Section 6.10.  Release.  Effective as of the Closing, each Seller releases
     ------------   -------
the Company from any and all claims, liabilities, obligations, damages, expenses, and other amounts of every kind and description arising or existing prior to the Closing (each a "Seller
                                                                  ------
Claim"), or relating to the period prior thereto, other than liabilities and
-----
obligations disclosed in this Agreement or in any exhibit hereto in respect of any ordinary course, market rate transactions between the Company and any business of a Seller; provided, however, that this release shall not be
                      --------  -------
applicable to any Seller that is and will be immediately following the Closing a director, officer or employee of the Company if the Seller Claim of such Seller relates or arose out of such Seller's employment by the Company and is disclosed in this Agreement.

     Section 6.11.  Further Assurances.  Following the Closing, each Seller will
     ------------   ------------------
execute and deliver to the Purchaser such documents and take such other actions and, so far as it is able, procure the passing of such resolutions as the Purchaser may reasonably request in order to complete or effect the transactions contemplated hereby.

     Section 6.12.  No Third Party Beneficiaries.  Nothing contained in this
     ------------   ----------------------------
Agreement shall create any rights in or for the benefit of any third party that is not a party hereto.

     Section 6.13.  Interpretation.  (a) Reference in this Agreement to the
     ------------   --------------
singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter and reference to a person shall include a reference to any company as well as any legal or natural person.

          (b) Reference in this Agreement to any statutory provision shall include a reference to that provision as amended, extended or re-enacted and to any statutory replacement thereof (either before or after the date hereof) from time to time and to any former statutory provisions replaced (with or without modification) by the provisions referred to, and shall also include reference to all statutory instruments and orders made pursuant to any statutory provisions.

          (c) The expression "subsidiary" bears the same meaning in this agreement as in the Company Act 1985.

          (d) Any reference herein to the Company shall be deemed to include each of its subsidiaries unless the context does not so permit.

     Section 6.14.  Schedules.  At the option of the Sellers, each reference
     ------------   ---------
herein to a Schedule hereto or to a Schedule to be delivered in connection herewith may be delivered on the date hereof as a Disclosure Letter by the Sellers' Solicitor on behalf of the Sellers in form and substance satisfactory to the Purchaser and, if so provided in such manner, shall for all purposes be deemed to be a part of this Agreement to the same extent as if such Schedules were attached hereto. In any event, any matter disclosed in any Schedule hereto or in such Disclosure Letter shall, for all purposes, qualify the representation(s) and warranty(ies) to which such matter corresponds.

     Section 6.15.  Rescission.  Except in the case of fraud or willful
     ------------   ----------
misconduct and subject to the terms of Section 1.01(d) hereof, no party hereto shall have the right to rescind or repudiate this Agreement.

     Section 6.16.  No Implied Warranties.  The parties acknowledge and agree
     ------------   ---------------------
that, subject to the terms of Section 1.01 hereof, there are no representations, warranties, terms, or conditions (express or implied) among the parties concerning the matters contemplated hereby other than as expressly set forth herein and in each other agreement, document and instrument delivered in connection herewith.

     Section 6.17.  Power of Attorney.  Each Individual Seller, hereby grants to
     ------------   -----------------
Purchaser (i) an irrevocable power of attorney appointing the Purchaser to be such Individual Seller's lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company in respect to the Shares to be transferred by such Individual Seller hereunder from the date of Closing to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of such Shares and (ii) an irrevocable authority authorizing:

               (A) the Company to send any notices in respect of such Shares to the Purchaser during such period; and

               (B) the Purchaser to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such Shares during such period.

Each Institutional Seller agrees to vote of its Shares in accordance with the Purchaser's instructions.

     Section 6.18.  Post-Closing Board Meeting.  The Sellers shall procure that
     ------------   --------------------------
a meeting of the board of directors of the Company and (if requested by the Purchaser) each of its subsidiaries is properly convened and held immediately after the Closing and that at such meeting the directors:

               (i) duly appoint as additional directors such persons as the Purchaser shall nominate;

               (ii) approve the registration of the transfers of the Shares hereunder (subject to their being duly stamped);

               (iii) conduct such other business as the Purchaser may reasonably require; and

               (iv) cause the chairman of such meeting to sign the minutes thereof in agreed form.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

                              PURCHASER:
                              ---------

                              ASECO CORPORATION


                              By: /s/ Carl S. Archer, Jr.
                                  ------------------------
                                  Name:
                                  Title:



                              SELLERS:
                              -------

                              3i GROUP PLC

                              By:   /s/ Laurence Garrett
                                    --------------------
                                    Name:
                                    Title:


                              TRANSATLANTIC TRUST CORPORATION


                              By:   /s/ Philip Walsh
                                    --------------------
                                    Name:
                                    Title:


                              /s/ Philip Walsh
                              --------------------------
                              Philip Walsh


                              /s/ Ian Burnett
                              ---------------------------
                              Ian Burnett


                              /s/ Trevor Norman
                              --------------------------
                              Trevor Norman




                              GRAN NOMINEES LTD.


                              By:   /s/ David Hemming
                                    --------------------
                                    Name:
                                    Title:


                              /s/ Michael Andrew
                              --------------------------
                              Michael Andrew


                              DEVON ENTERPRISE FUND


                              By:   /s/ David Hemming
                                    --------------------
                                    Name:
                                    Title:

                              /s/ Adrian Norman
                              _________________________
                              Adrian Norman

                              /s/ Colin Day
                              _________________________
                              Colin Day

                              /s/ Nigel Birch
                              _________________________
                              Nigel Birch

                              /s/ Nick Gant
                              _________________________
                              Nick Gant

                              /s/ Gary Elliot
                              _________________________
                              Gary Elliot

                              /s/ Philip Elce
                              _________________________
                              Philip Elce

                              /s/ Jay Lincoln
                              _________________________
                              Jay Lincoln

                              /s/ G. Orozco
                              _________________________
                              G. Orozco

                              /s/ Dennis Collum
                              _________________________
                              Dennis Collum

                              /s/ Gillian Watson
                              _________________________
                              Gillian Watson

                              /s/ Michael Beveridge
                              _________________________
                              Michael Beveridge

                              /s/ Stanley Thomas
                              _________________________
                              Stanley Thomas

                              /s/ Robert Hale
                              _________________________
                              Robert Hale

                              /s/ Alan McFarlane
                              _________________________
                              Alan McFarlane

                              /s/ Christopher Everett
                              _________________________
                              Christopher Everett

                              /s/ Anthony Mudd
                              _________________________
                              Anthony Mudd



                              For purposes of Section 3.02 only:

                              /s/ David Carr
                              _________________________
                              David Carr

                       EXHIBITS & SCHEDULES
                       --------------------

Exhibit A-I              Principal Sellers
Exhibit A-II             Other Sellers
Exhibit 4.01(e)          Form of Escrow Agreement
Schedule 1.02            Wire transfer instructions for Sellers' Solicitor
Schedule 2.01            Memorandum and Articles of Association of the Company
                         and each subsidiary
Schedule 2.03            Subsidiaries
Schedule 2.05            Capitalization
Schedule 2.06            Financial Statements
Schedule 2.07            Material Adverse Changes
Schedule 2.08            Material Contracts
Schedule 2.09            Real Property Leases
Schedule 2.10            Personal Property
Schedule 2.11            Tax Matters
Schedule 2.12            Required Consents
Schedule 2.13            Licenses and Permits
Schedule 2.14            Pensions
Schedule 2.15            Employment and Severance Agreements
Schedule 2.16            Intellectual Property
Schedule 2.18            Regulatory and Legal Compliance
Schedule 2.19            Insurance
Schedule 2.20            Litigation
Schedule 2.21            Proprietary Information of Third Parties
Schedule 2.25            Banking Relations; Powers of Attorney
Schedule 2.26            Warranty Claims
Schedule 3.02            Seller Directors
Schedule 4.01(d)         Consents Required for Closing

                                  EXHIBIT A-I
                          TO SHARE PURCHASE AGREEMENT
                          ---------------------------


 NAME AND ADDRESS OF          NUMBER OF      SHARE TYPE     PORTION OF INITIAL
 SHAREHOLDER                  SHARES HELD                     AMOUNT ((Pounds))

Transatlantic Trust
 Corporation                    227358        Ordinary
D. Carr No. 3 Settlement                                        1,163,600.
P.O. Box 298                                                    85
6/7 Mulcaster Street
St. Helier, Jersey
Channel Islands,
JE4 8TL  England

Philip Walsh                    42164         Ordinary          215,792.15
46 Hawthorn Park Road
Wembury, Plymouth
PL9 ODB  England


Ian Burnett                     31645         Ordinary
Swithland
29 Church Road                  9679          Ordinary          211,493.06
Winscombe                                     (after
North Somerset                                exercise of
BS5 1BJ  England                              options)


Trevor Norman                   24614         Ordinary
43809 Cameron Hills Drive
Fremont, CA 94539               2718          Ordinary          139,883.13
USA                                           (after
                                              exercise of
                                              options)

Michael Andrew                  11118         Ordinary
10 Lopes Road
Milehouse                       4794          Ordinary           81,436.45
Pymouth                                       (after
Devon, England                                exercise of
                                              options)

Adrian Norman                   5000          Ordinary
8 Feversham Close                             (after
Plympton                                      exercise of
Plymouth                                      options)
Devon
PL7 3UX  England                2500          Ordinary           38,384.48




Colin Day                       3000          Ordinary           15,353.82
Bentfield House                               (after
Stansted Mountfitchet                         exercise of
Essex                                         options)
CM24 8TJ  England

Nigel Birch                     2500          Ordinary           12,794.86
29 The Fort                                   (after
Cawsand                                       exercise of
Cornwall                                      options)
England


Nick Gant                       2000          Ordinary           10,235.90
54 Beatrice Avenue                            (after
Lipson                                        exercise of
Plymouth                                      options)
PL4 8QB  England


Gary Elliot                     2000          Ordinary           10,235.90
Quarry View                                   (after
Station Road                                  exercise of
Loddiswell                                    options)
Kingsbridge
Devon
TQ7 4RR  England


Philip Elce                     1500          Ordinary            7,676.44
Moorlands                                     (after
Cummings Cross                                exercise of
Liverton                                      options)
Newton Abbot
Devon
TQ12 6HJ  England


Jay Lincoln                     1500          Ordinary            7,676.94
6 Jarvis Way                                  (after
Westford, Massachusetts                       exercise of
01886                                         options)
USA

G. Orozco                       1000          Ordinary            5,117.97
1850 Evans Lane                               (after
No. 14                                        exercise of
San Jose, California 95125                    options)
USA

Michael Beveridge                500          Ordinary            2,559.01
4 Riverside Mews                              (after
Old Ferry Road                                exercise of
Saltash                                       options)
Cornwall
PL12 4EH  England

                                 EXHIBIT A-II
                          TO SHARE PURCHASE AGREEMENT
                          ---------------------------


 NAME AND ADDRESS OF SHAREHOLDER    NUMBER OF SHARES HELD  SHARE TYPE  PORTION OF INITIAL AMOUNT  ((Pounds))
3i Group PLC                           425000              Preference            459,192.00
40 Queen Square
Bristol
England

3i Group PLC                           75000               A Ordinary            503,655.81
40 Queen Square
Bristol
England

Gran Nominees Ltd                      14945               Ordinary              100,361.80
Mint House
77 Mansell Street
London
E18 HF  England

Devon Enterprise Fund                   6011               Ordinary               40,366.36
County Hall
Topsham Road
Exeter
Devon
England

Dennis Cullum                            555               Ordinary                3,726.95
c/o The Ravenscroft Nursing Home
Ravenscroft
Nr. Yelverton
Devon
England

Gillian Watson                           505               Ordinary                3,391.38
42 Clarendon Way
Tunbridge Wells
Kent
England

Stanley Thomas                           481               Ordinary                3,230.11
The Chantry
Ivybridge
Devon
England

Robert Hale                              193               Ordinary                1,296.18
19 Dunstone Road
Plymstock
Plymouth
PL9 8RJ  England

Alan MacFarlane                          179               Ordinary                1,202.03
15 Carradon Close
Plymouth
Devon
PL6 6AJ  England

Christopher Everett                      104               Ordinary                  698.50
"Skiarry"
Loch Hourn
Inverness
Scotland

Anthony Mudd                             95                Ordinary                  638.07
"Trevella"
Porthcothan Bay
PADSTOW
Cornwall
PL28 8LP  England
